Exhibit 99.1

Scientific Games Announces Second Quarter 2009 Results

Net Income per Diluted Share of $0.22

Adjusted Net Income per Diluted Share of $0.26

Adjusted EBITDA of $80.6 million

Free Cash Flow of $46.4 million

NEW YORK, July 30, 2009 — Scientific Games Corporation (Nasdaq: SGMS) today reported second quarter 2009 results.

Key Highlights

• Generated $46 million of Free Cash Flow in the second quarter of 2009 and $74 million year-to-date

• Improved our liquidity and debt maturity profile by issuing $225 million of Senior Subordinated Notes due 2019, deferring a portion of the Global Draw earn-out payment, and repurchasing nearly $100 million of outstanding debt during the quarter

• Achieved over $6 million of Profitability Improvement Program savings in the second quarter of 2009 and $11 million year-to-date; remain on target to achieve expected full-year savings of $15 - $20 million

• Second quarter 2009 gross margin improved to 43% compared to 40% in the second quarter of 2008 and 39% in the first quarter of 2009

• China Sports Lottery instant ticket retail sales grew 38% to $684 million in the second quarter of 2009 from $495 million in the second quarter of 2008

• Amended existing agreement with Puerto Rico to include instant tickets, cooperative services and two optional two-year extensions

• Awarded U.S. lottery sports wagering system contract with the Delaware Lottery and the primary instant ticket vendor contract by the Massachusetts Lottery

• Global Draw grew its installed terminal base to 15,957 and was awarded new contracts in the United Kingdom and the Caribbean

• Successfully converted the Pennsylvania Lottery’s online terminal network to our new state-of-the-art IP-based communications network

• Signed an agreement to accelerate the termination of our lottery systems contract in Mexico

Second Quarter 2009 Results

Second quarter 2009 revenue was $225.0 million compared to $306.0 million in the second quarter of 2008. The decline in year-over-year revenue was primarily attributable to $25.1 million of lower hardware and software sales in the Company’s Lottery Systems and Diversified Gaming Groups, $15.5 million from the negative impact of foreign exchange rates, $12.7 million from the impact of operating under the revised terms of previously announced lottery contract awards, $11.6 million due to China instant tickets now being produced in China by our joint venture, a $9.2 million decline in sales in our licensed properties division, and a $6.2 million decline in phone card sales.  These declines were partially offset by $4.6 million of higher sales in Italy, $4.6 million of constant currency growth in the Company’s Global Draw and Games Media units, and a $2.5 million increase in instant ticket validation revenue in China.

Gross profit margin in the second quarter of 2009 was 43% compared to 40% in the second quarter of 2008 and 39% in the first quarter of 2009.  The year-over-year increase in gross margin was primarily attributable to the successful launch of local instant ticket production in China, lower but more profitable Lottery Systems sales, and $4.2 million of savings related to the Company’s previously announced Profitability Improvement Program.

In the second quarter of 2009, the Company’s selling, general and administrative expenses declined to $39.1 million from $49.1 million in the second quarter of 2008.  The year-over-year decline in selling, general and administrative expenses was primarily related to $2.6 million of savings related to the Company’s Profitability Improvement Program, $2.5 million of lower incentive compensation expense, $3.3 million of non-recurring items reported in the second quarter of 2008, and $1.0 million from a favorable impact of foreign exchange rates, offset by $1.0 million of non-recurring items in the second quarter of 2009.

Adjusted EBITDA for the second quarter of 2009 was $80.6 million compared to $104.0 million in the second quarter of 2008.  The year-over-year decline in adjusted EBITDA was primarily related to the above mentioned factors and lower equity in earnings of joint ventures, which is primarily the result of a negative impact of foreign exchange rates.  Adjusted EBITDA margin in the second quarter of 2009 was 36%, compared to 34% in both the second quarter of 2008 and the first quarter of 2009.

Net income in the second quarter of 2009 was $20.3 million or $0.22 per diluted share, down from net income of $25.8 million or $0.27 per diluted share in the second quarter of 2008. In addition to the items mentioned above, the year-over-year decline in net income in the second quarter of 2009 was attributable to higher interest expense related to the May 2009 issuance of 9.25% Senior Subordinated Notes and the June 2008 debt refinancing, partially offset by lower depreciation expense and a lower effective tax rate.  The decline in the effective tax rate in the second quarter of 2009 was primarily the result of the release of certain tax reserves related to tax settlements reached during the quarter.  Non-GAAP adjusted net income for the second quarter of 2009 was $24.3 million or $0.26 per diluted share, compared to $37.8 million or $0.40 per diluted share in the second quarter of 2008.

Free cash flow, defined as net cash provided by operations less total capital expenditures, was $46.4 million in the second quarter of 2009, compared to $16.9 million in the second quarter of 2008.  The year-over-year improvement in free cash flow was primarily related to lower working capital requirements and lower total capital expenditures.

For the six months ended June 30, 2009, revenue was $455.7 million as compared to $563.0 million for the six months ended June 30, 2008.  Gross profit margin was flat in the first six months of 2009 as compared to the same period in 2008 at 41% as the year-over-year improvement in gross margin in the second quarter of 2009 was offset by lower year-over-year gross margin in the first quarter of 2009.  Adjusted EBITDA in the first six months of 2009 declined to $155.9 million from $193.9 million in the first six months of 2008. Adjusted EBITDA margin was flat as compared to the same period in 2008 at 34%. Net loss for the six months ended June 30, 2009 was $4.8 million or $0.05 per share, compared to net income of $42.4 million or $0.45 per diluted share for the same period in 2008.  Non-GAAP adjusted net income for the six months ended June 30, 2009 was $45.3 million or $0.48 per diluted share as compared to $66.3 million or $0.70 per diluted share for the six months ended June 30, 2008.  Free cash flow for the first six months of 2009 was $74.4 million as compared to negative $8.7 million for the same period in 2008.

Joe Wright, Chief Executive Officer of the Company, commented, “At the beginning of the year, we announced that we were going to undertake a substantial effort to reduce costs and increase margin and free cash flow, and as you can see from our second quarter results we’ve done exactly that.  Year-to-date, we have now achieved $11.3 million of savings related to the Profitability Improvement Program, and we believe we are on track to achieve our 2009 goal of $15 - $20 million.  Furthermore, we continue to make good progress on our goal to save another $15 - $20 million in 2010 from our procurement initiatives that are in process.  Also, we experienced both gross margin and EBITDA margin growth during the quarter.  Lastly, in the first half of the year we have used our free cash flow to repurchase our debt, which we believe is an efficient use of our cash and now puts us in the position to pursue future growth opportunities.”

Consorzio Loterie Nazionali Update

On July 1, 2009, the Italian government promulgated a decree, subject to legislative prerogatives, outlining terms for a tender process involving the Italian instant ticket concession.  The decree also provides for potential extension of the existing contract to January 2012.  Through our consortium in Italy, we are proud to have assisted our customer in growing instant ticket sales from approximately €200 million in 2003 to €9.2B in 2008.  In preparing for the potential bid, the Company and the other consortium members have developed a memorandum of understanding to participate in a tender together.

Printed Products Group

In the second quarter of 2009, Printed Products Group revenue, which represented 51% of the Company’s total revenue, was $114.9 million as compared to $155.3 million in the second quarter of 2008.  The decline in revenue was primarily attributable to a decrease of $11.6 million from China instant tickets now being produced in China by our joint venture, a $9.2 million decline in revenue from our licensed properties division, $6.2 million from the impact of operating under the revised terms of previously announced contract awards, a $6.2 million decline in phone card sales, $4.7 million from the negative impact of foreign exchange rates, and $2.0 million of lower revenue from our new contract in the U.K.  The decline was partially offset by a $4.6 million year-over-year increase in instant ticket sales to Italy.

Printed Products Group gross profit margin in the second quarter of 2009 was 41%, which is an improvement from 40% in the second quarter of 2008 and 39% in the first quarter of 2009.  The year-over-year improvement in gross profit margin in the second quarter of 2009 from the second quarter of 2008 was due to savings of $3.2 million related to the Company’s Profitability Improvement Program and reduced operating costs.  The year-over-year improvement in gross margin was also partially attributable to the successful launch of our joint venture’s instant ticket printing operations in China in December of 2008.

Printed Products Group adjusted EBITDA in the second quarter of 2009 was $37.3 million compared to $47.2 million in the second quarter of 2008.  The year-over-year decline in adjusted EBITDA was primarily attributable to the above-mentioned factors, partially offset by $1.0 million of selling, general and administrative expense savings related to the Company’s Profitability Improvement Program.

Wright commented, “Despite the weak U.S. retailing environment, second quarter domestic instant ticket retail sales were essentially flat year-over-year.  This is quite an achievement and is a testament to the resiliency of the instant ticket business, which represents over half of our revenue and EBITDA.  We are encouraged by the results to date and the proactive measures taken by several of our customers to grow revenue and the considerable success they are achieving in this challenging economic environment.  We continue to believe the current business environment will create opportunities for us to work closely with our customers to increase their revenue and provide relief to their growing budget deficits.”

On July 15, 2009, the Company amended its online lottery system and marketing contracts with Loteria Electronica de Puerto Rico to include the supply of instant tickets and cooperative services for the remainder of the lottery systems contract through 2012 with options to extend for two additional two-year periods. The Company will now handle the manufacturing and distribution of instant tickets throughout Puerto Rico, including shipping, warehousing, telemarketing, distribution, advising on game design and marketing issues, and provide support on retail network optimization and expansion.

Lottery Systems Group

In the second quarter of 2009, Lottery Systems Group revenue, which represented 26% of the Company’s total revenue, was $59.1 million compared to $85.8 million in the second quarter of 2008.  The decrease in revenue was primarily attributable to $18.9 million of lower hardware and software sales, $6.5 million from the impact of operating under the revised terms of previously announced contract awards, $2.6 million from the negative impact of foreign exchange rates, and $1.4 million from the loss of the South Carolina online contract.  The decrease in revenue was partially offset by a $2.5 million increase in instant ticket validation revenue in China.

Lottery Systems Group gross profit margin was 49% in the second quarter of 2009 as compared to 39% in the second quarter of 2008 and 38% in the first quarter of 2009.  The year-over-year increase in gross margin was primarily attributable to an increase in instant ticket validation revenue in China, improved margin from Lottery Systems sales revenue, and $0.7 million of savings related to the Profitability Improvement Program.

Lottery Systems Group adjusted EBITDA in the second quarter of 2009 was $21.9 million as compared to $25.7 million in the second quarter of 2008.  The year-over-year decline in adjusted EBITDA was attributable to the above-mentioned factors, partially offset by $2.0 million of savings related to the Profitability Improvement Program.

“The introduction of the new 20 RMB instant ticket price point drove retail sales for the China Sports Lottery to record levels in the second quarter.  We are very pleased that the China Sports Lottery has chosen to introduce the higher price point and remain enthusiastic about the prospects for this early stage lottery market and operation,” commented Michael Chambrello, the Company’s President and Chief Operating Officer.

On July 29, 2009, the Company announced that it had been awarded the contract to operate the Delaware State Lottery Sports Wagering System and Bookmaking Services, which includes a statewide network of lottery sports wagering terminals at the three racetracks (racinos), connected through a central processing system, with supporting sports bookmaking services.  The system will provide communications, monitoring, sports book risk management, and accounting services for the lottery sports wagering operation.  The Company was chosen with the highest point total in all categories in a competitive procurement process.  The contract begins in the third quarter of this year, will have an initial term of six years, and will provide for four one-year extension options.  Expected revenues to the Company depend on the form of wagers the Lottery offers, one of which has been challenged by the professional sports leagues and NCAA through a lawsuit filed on July 24, 2009.

On June 30, 2009, the Company and its Lottery Systems Group customer in Mexico entered into a series of agreements that accelerated the termination of their contract from October 1, 2009 to July 31, 2009 and transferred the system and responsibility for its operation to the customer.  The customer agreed to purchase the Company’s remaining lottery assets located in Mexico for $3.0 million plus a value added tax and the potential for additional compensation if net sales exceed a predetermined level.  Separately, the Company entered into a four-year licensing agreement for its lottery system software that provides for revenue based on a percentage of the retail lottery sales generated by the customer above a defined minimum level.

Diversified Gaming Group

In the second quarter of 2009, Diversified Gaming Group revenue, which represented 23% of the Company’s total revenue, was $51.0 million compared to $64.8 million in the second quarter of 2008.  The decrease in revenue was primarily attributable to $8.1 million from the negative impact of foreign exchange rates, $6.2 million of lower terminal and content sales revenue, and a $2.9 million decline in handle in the Company’s Racing and Venue Management divisions.  The decrease in revenue was partially offset by constant currency growth in the Global Draw and Games Media units.

Diversified Gaming Group gross profit margin was 39% in the second quarter of 2009 compared to 43% in the second quarter of 2008 and 38% in the first quarter of 2009.  The year-over-year decline in gross margin was primarily attributable to the second quarter of 2008 including a high margin content sale and a decline in racing handle.

Diversified Gaming Group adjusted EBITDA in the second quarter of 2009 was $14.9 million as compared to $23.1 million in the second quarter of 2008.  The year-over-year decline in adjusted EBITDA was attributable to the above-mentioned factors.

In the second quarter of 2009, Global Draw’s installed terminal base grew to 15,957 as the division successfully placed 502 new terminals during the quarter.  The growth in Global Draw’s terminal installed base was primarily attributable to incremental placements in the U.K. and international expansion in Mexico, Puerto Rico, Barbados, Malta, and Slovakia.

On July 3, 2009, Global Draw entered into an agreement with Ladbrokes to supply 296 server-based gaming terminals to 78 of Ladbrokes’ betting shops across the U.K. for three years.  This is the first time Global Draw and Ladbrokes have worked together to provide gaming machines to betting shop customers.  In addition, on July 10, 2009, Global Draw entered into an agreement to extend its terminal footprint in William Hill betting shops.

Games Media’s installed terminal base grew to 2,312 in the second quarter of 2009 at almost 1,000 pubs as the division successfully placed 475 new terminals during the quarter.  The increase was a result of new contract awards and incremental growth on existing contracts.  We believe the flexibility and speed of the Games Media system was demonstrated as a substantial portion of the installed terminal base was converted to higher stakes and prize limits upon the implementation of new stakes and prizes legislation on June 10, 2009.

Chambrello commented, “Global Draw and Games Media’s additional terminal placements with the largest U.K. betting shop and pub operators, respectively, further demonstrates their superior performance and success in growing our customers’ revenue.  We believe their success in the U.K. can be replicated in other wide area gaming environments and anticipate further international expansion going forward.”

Liquidity and Capital Resources

Free cash flow in the second quarter of 2009 was $46.4 million as compared to $16.9 million in the second quarter of 2008.  The increase in free cash flow during the quarter was primarily the result of a $6.0 million improvement in net cash provided by operating activities, which was primarily the result of a $6.0 million increase in the Company’s dividend from Consorzio Loterie Nazionali, the Company’s instant ticket joint venture in Italy, lower working capital requirements, and a $20.2 million decline in total capital expenditures.  During the second quarter of 2009, the Company’s total capital expenditures were $33.7 million compared to $53.9 million in the second quarter of 2008.  The decline in total capital expenditures was primarily the result of a $20.9 million decline in wagering systems expenditures.

In May 2009, the Company’s subsidiary, Scientific Games International, Inc., completed an offering of $225.0 million in aggregate principal amount of 9.25% Senior Subordinated Notes due 2019 and received net proceeds of $212.0 million after the original issue discount and fees and expenses.  The Company intends to use the net proceeds from this offering for general corporate purposes, including the repurchase, through open market purchases or otherwise, of a portion of our outstanding indebtedness.

During the second quarter of 2009, under the previously announced debt repurchase programs, the Company repurchased $84.4 million in aggregate principal amount of its 0.75% Convertible Senior Subordinated Debentures due 2024 (the “Convertible Debentures”) and $12.9 million in aggregate principal amount of its 6.25% Senior Subordinated Notes due 2012 (the “2012 Notes”).  As of June 30, 2009, the Company had net indebtedness of $1,134.2 million, compared to $1,098.8 million on December 31, 2008.  Subsequent to the quarter, the Company repurchased $26.8 million in aggregate principal amount of its Convertible Debentures.  On July 30, 2009, there was $115.6 million in aggregate principal amount of Convertible Debentures outstanding.

At June 30, 2009, the Company had cash and cash equivalents of $234.8 million and availability of $199.4 million under its senior secured revolving credit facility, after outstanding letters of credit, for a total of $434.2 million of available liquidity.

As previously announced, during the second quarter of 2009, the Company entered into an agreement with the principal selling shareholder and key management of Global Draw related to the earn-out and contingent bonuses that were payable to them in connection with the Company’s 2006 acquisition.  Based on the performance of the business, the total amount payable was determined to be approximately £60.6 million, of which approximately £30.5 million was paid during the second quarter of 2009. Approximately £28.1 million of the total amount payable was deferred under the terms of two-year, unsecured promissory notes issued by certain of the Company’s foreign subsidiaries (and guaranteed by the Company and certain of its U.S. subsidiaries).  The earn-out balance of approximately £2.0 million is scheduled to be paid by September 30, 2009.

During the second quarter of 2009, the Company refinanced RMB 130 million, or approximately $19.0 million, of bank debt incurred in China to develop its instant ticket validation system.  Such debt will mature in the second quarter of 2010.

Jeff Lipkin, Chief Financial Officer of the Company, commented, “The strong free cash flow generated in the first half of the year, combined with our debt financing in May 2009 and the deferral of a portion of the Global Draw earn-out payment, substantially improved our maturity profile and liquidity and allowed us to repurchase $144.3 million of debt.  We expect to continue to consider opportunities to further reduce debt as well as pursue attractive growth opportunities going forward.”

Convertible Debentures

A market price event did not occur for the quarter ended June 30, 2009 and, accordingly, the Convertible Debentures are not convertible during the current quarter ending September 30, 2009.  During the second quarter of 2009, the average price of the Company’s common stock was lower than the conversion price of the Convertible Debentures.  Therefore, no shares related to the Convertible Debentures were included in the Company’s weighted-average diluted common shares outstanding for the three and six months ended June 30, 2009.

Conference Call Details

We invite you to join our conference call tomorrow at 8:30 a.m. Eastern Standard Time.  To access the call live via webcast please visit www.scientificgames.com and click on the webcast link under the Investors tab.  To access the call by telephone, please dial (888) 396-2356 (US & Canada) or (617) 847-8709 (International) fifteen minutes before the start of the call.  The Conference ID# is 61696901.  The call will be archived for replay on the Company’s website for 30 days.

About Scientific Games

Scientific Games Corporation is a leading integrated supplier of instant tickets, systems and services to lotteries worldwide, a leading supplier of server-based gaming machines and systems, Amusement and Skill with Prize betting terminals, interactive sports betting terminals and systems, and wagering systems and services to pari-mutuel operators. It is also a licensed pari-mutuel gaming operator in Connecticut, Maine and the Netherlands and is a leading supplier of prepaid phone cards to telephone companies. Scientific Games’ customers are in the United States and more than 60 other countries. For more information about Scientific Games, please visit our web site at www.scientificgames.com.

Company Contact:

Investor Relations

Scientific Games

212-754-2233

Forward-Looking Statements

In this press release the Company makes “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward- looking statements describe future expectations, plans, results or strategies and can often be identified by the use of terminology such as “may”,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” “could,” “potential,” “opportunity,” or similar terminology. These statements are based upon management’s current expectations, assumptions and estimates and are not guarantees of future results or performance. Actual results may differ materially from those projected in these statements due to a variety of risks and uncertainties and other factors, including, among other things: competition; material adverse changes in economic and industry conditions in the Company’s markets; technological change; retention and renewal of existing contracts and entry into new or amended contracts; availability and adequacy of cash flow to satisfy obligations and indebtedness or future needs; protection of intellectual property; security and integrity of software and systems; laws and government regulation, including those relating to gaming licenses, permits and operations; inability to identify, complete and integrate future acquisitions; seasonality; ability to enhance and develop successful gaming concepts; dependence on suppliers and manufacturers; liability for product defects; factors associated with foreign operations; influence of certain stockholders; dependence on key personnel; failure to perform on contracts; resolution of pending or future litigation; labor matters; and stock price volatility. Additional information regarding risks and uncertainties and other factors that could cause actual results to differ materially from those contemplated in forward-looking statements is included from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s Current Report on Form 8-K filed on May 18, 2009. Forward-looking statements speak only as of the date they are made, and except for the Company’s ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

Non-GAAP Disclosure

Non-GAAP adjusted net income, as included herein, represents net income (loss) less income tax expense and is adjusted to add back stock compensation charges, employee termination costs, the Global Draw earn-out employee bonus accrual, costs associated with a division president retirement, costs associated with the

California Horse Racing Board resolution, gains and losses associated with the early extinguishment of debt, legal costs associated with termination of our Lottery Systems contract in Mexico, costs associated with a property tax settlement,  gain on forward foreign exchange contract, imputed interest in convertible debt less non-GAAP income tax expense.  Adjusted EBITDA, as included herein, represents net income (loss) plus income tax expense, depreciation and amortization expenses, and interest expense, net of other income (loss) and is adjusted to add back employee termination costs, the Global Draw earn-out employee bonus accrual, costs associated with a division president retirement, costs associated with the California Horse Racing Board resolution, legal costs associated with termination of our Lottery Systems contract in Mexico, costs associated with a property tax settlement and stock compensation charges.  Segment adjusted EBITDA excludes unallocated corporate expense and equity in earnings in joint ventures.

Adjusted EBITDA margin, as included herein, represents adjusted EBITDA divided by total revenue.

Free cash flow, as included herein, represents net cash provided by operations less capital expenditures, wagering systems expenditures and other intangible assets and software expenditures.

Non-GAAP adjusted net income, diluted non-GAAP adjusted net income per share, adjusted EBITDA, adjusted EBITDA margin and free cash flow are non-GAAP financial measures that are presented as supplemental disclosures and are reconciled to the nearest comparable GAAP measures in financial schedules accompanying this release.  Management believes that the GAAP financial measure most directly comparable to non-GAAP adjusted net income is net income (loss), that the GAAP financial measure most directly comparable to adjusted EBITDA and adjusted EBITDA margin is operating profit and operating profit margin and that the GAAP financial measure most directly comparable to free cash flow is net cash provided by operations.

The Company’s management uses these non-GAAP financial measures in conjunction with GAAP financial measures to: monitor and evaluate the performance of the Company’s business operations; facilitate management’s internal comparisons of the Company’s historical operating performance of its business operations; facilitate management’s external comparisons of the results of its overall business to the historical operating performance of other companies that may have different capital structures and debt levels; review and assess the operating performance of the Company’s management team and as a measure in evaluating employee compensation and bonuses; analyze and evaluate financial and strategic planning decisions regarding future operating investments; and plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

In particular, management believes non-GAAP adjusted net income, adjusted EBITDA, segment adjusted EBITDA and adjusted EBITDA margin are helpful in assessing our operating performance and highlighting trends in our core businesses that may not otherwise be apparent when relying solely on GAAP financial measures, because these non-GAAP financial measures eliminate from earnings financial items that management believes have less bearing on the Company’s performance.  In addition, management believes that adjusted EBITDA and adjusted EBITDA margin are useful in evaluating the Company’s financial performance because they are commonly used financial analysis tools for measuring and comparing gaming companies in several areas, such as liquidity, operating performance and leverage. Management believes adjusted EBITDA margin is useful in assessing the profitability of the Company’s core businesses and the effect of the implementation of the Company’s Profitability Improvement Program. Management further believes that adjusted EBITDA and free cash flow provide useful information regarding the Company’s liquidity and its ability to service debt and fund investments.  In addition, free cash flow is one of the criteria used to determine the achievement of performance-based bonuses.

The Company’s management believes that these adjusted financial measures are useful to investors to provide them with disclosures of the Company’s operating results on the same basis as that used by the Company’s management. The Company’s management also believes that because it has historically provided certain of these adjusted non-GAAP financial measures in its earnings releases, continuing to do so provides consistency in its financial reporting and continuity to investors for comparability purposes. Accordingly, the Company’s management believes that the presentation of the adjusted non-GAAP financial measures, when used in conjunction with GAAP financial measures, provides both management and investors with financial information that can be useful in assessing the Company’s financial condition and operating performance.

The non-GAAP financial measures used herein should not be considered in isolation of, as a substitute for or superior to the financial information prepared in accordance with GAAP. The adjusted financial measures as defined in this press release may differ from similarly titled measures presented by other companies. The adjusted financial measures, as well as other information in this press release, should be read in conjunction with the Company’s financial statements filed with the Securities and Exchange Commission.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Three Months Ended June 30, 2008 and 2009

(Unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,
	2008	2009
Operating revenues:
Services	$264,661	$218,254
Sales	41,308	6,774
	305,969	225,028
Operating expenses:
Cost of services (exclusive of depreciation and amortization)	152,536	124,143
Cost of sales (exclusive of depreciation and amortization)	29,707	4,963
Selling, general and administrative expenses	49,050	39,132
Depreciation and amortization	35,108	30,261
Operating income	39,568	26,529
Other (income) expense:
Interest expense	17,680	21,395
Equity in earnings of joint ventures	(18,397)	(15,480)
Early extinguishment of debt	2,960	(1,756)
Other (income) expense	(745)	931
	1,498	5,090
Income before income tax expense	38,070	21,439
Income tax expense	12,316	1,093
Net income	$25,754	$20,346

Basic and diluted net income per share:
Basic net income	$0.28	$0.22
Diluted net income	$0.27	$0.22
Weighted average number of shares
Basic shares	92,645	92,463
Diluted shares	94,420	93,959

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Six Months Ended June 30, 2008 and 2009

(Unaudited, in thousands, except per share amounts)

	Six Months Ended June 30,
	2008	2009
Operating revenues:
Services	$498,614	$428,592
Sales	64,362	27,126
	562,976	455,718
Operating expenses:
Cost of services (exclusive of depreciation and amortization)	282,914	249,905
Cost of sales (exclusive of depreciation and amortization)	46,551	20,385
Selling, general and administrative expenses	96,066	80,618
Employee termination costs	2,772	3,920
Depreciation and amortization	69,612	61,404
Operating income	65,061	39,486
Other (income) expense:
Interest expense	34,825	40,204
Equity in earnings of joint ventures	(35,256)	(30,578)
Early extinguishment of debt	2,960	(4,044)
Other (income) expense	(695)	(986)
	1,834	4,596
Income before income tax expense	63,227	34,890
Income tax expense	20,810	39,734
Net income (loss)	$42,417	$(4,844)

Basic and diluted net income (loss) per share:
Basic net income (loss)	$0.46	$(0.05)
Diluted net income (loss)	$0.45	$(0.05)
Weighted average number of shares
Basic shares	92,979	92,500
Diluted shares	94,473	92,500

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED BALANCE SHEET DATA

December 31, 2008 and June 30, 2009

(Unaudited, in thousands)

	December 31,	June 30,
	2008	2009
Assets:
Cash and cash equivalents	$140,639	$234,833
Other current assets	371,139	334,375
Property and equipment, net	575,479	574,758
Long-term assets	1,095,196	1,185,495
Total assets	$2,182,453	$2,329,461

Liabilities and Stockholders' Equity:
Current portion of long-term debt	$43,384	$178,620
Other current liabilities	217,300	195,231
Long-term debt, excluding current portion	1,196,083	1,190,458
Other long-term liabilities	129,857	125,350
Stockholders' equity	595,829	639,802
Total liabilities and stockholders' equity	$2,182,453	$2,329,461

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CONSOLIDATED SEGMENT OPERATING DATA

Three Months Ended June 30, 2008 and 2009

(Unaudited, in thousands)

	Three Months Ended June 30, 2008
	Printed	Lottery	Diversified
	Products	Systems	Gaming
	Group	Group	Group	Totals

Service revenues	$146,785	$61,332	$56,544	$264,661
Sales revenues	8,546	24,499	8,263	41,308
Total revenues	155,331	85,831	64,807	305,969
Cost of services (1)	87,378	31,183	33,975	152,536
Cost of sales (1)	5,641	20,899	3,167	29,707
Selling, general and administrative expenses	15,789	9,604	7,261	32,654
Depreciation and amortization (2)	9,476	15,382	9,970	34,828
Segment operating income	$37,047	$8,763	$10,434	$56,244
Unallocated corporate expense				16,676
Consolidated operating income				$39,568

	Three Months Ended June 30, 2009
	Printed	Lottery	Diversified
	Products	Systems	Gaming
	Group	Group	Group	Totals

Service revenues	$112,795	$55,003	$50,456	$218,254
Sales revenues	2,151	4,075	548	6,774
Total revenues	114,946	59,078	51,004	225,028
Cost of services (1)	65,617	27,895	30,631	124,143
Cost of sales (1)	1,928	2,486	549	4,963
Selling, general and administrative expenses	10,850	7,383	6,493	24,726
Depreciation and amortization (2)	8,200	10,698	11,193	30,091
Segment operating income	$28,351	$10,616	$2,138	$41,105
Unallocated corporate expense				14,576
Consolidated operating income				$26,529

(1) Exclusive of depreciation and amortization

(2) Includes amortization of service contract software

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CONSOLIDATED SEGMENT OPERATING DATA

Six Months Ended June 30, 2008 and 2009

(Unaudited, in thousands)

	Six Months Ended June 30, 2008
	Printed	Lottery	Diversified
	Products	Systems	Gaming
	Group	Group	Group	Totals

Service revenues	$274,011	$115,978	$108,625	$498,614
Sales revenues	17,217	32,263	14,882	64,362
Total revenues	291,228	148,241	123,507	562,976
Cost of services (1)	158,191	59,832	64,891	282,914
Cost of sales (1)	11,886	26,771	7,894	46,551
Selling, general and administrative expenses	30,758	18,882	14,044	63,684
Employee termination costs	2,772	—	—	2,772
Depreciation and amortization (2)	19,452	30,356	19,255	69,063
Segment operating income	$68,169	$12,400	$17,423	$97,992
Unallocated corporate expense				32,931
Consolidated operating income				$65,061

	Six Months Ended June 30, 2009
	Printed	Lottery	Diversified
	Products	Systems	Gaming
	Group	Group	Group	Totals

Service revenues	$222,872	$107,071	$98,649	$428,592
Sales revenues	6,741	17,944	2,441	27,126
Total revenues	229,613	125,015	101,090	455,718
Cost of services (1)	132,711	56,770	60,424	249,905
Cost of sales (1)	4,529	14,294	1,562	20,385
Selling, general and administrative expenses	22,373	14,873	11,669	48,915
Employee termination costs	2,016	125	433	2,574
Depreciation and amortization (2)	15,879	21,430	23,750	61,059
Segment operating income	$52,105	$17,523	$3,252	$72,880
Unallocated corporate expense				32,048
Corporate employee termination costs				1,346
Consolidated operating income				$39,486

(1) Exclusive of depreciation and amortization

(2) Includes amortization of service contract software

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CALCULATION OF NON-GAAP ADJUSTED NET INCOME

(Unaudited, in thousands)

	Three Months Ended June		Six Months Ended June 30,
	2008	2009	2008	2009

Net income (loss)	$25,754	$20,346	$42,417	$(4,844)
Less: Income tax expense	12,316	1,093	20,810	39,734
Income before income tax expense	38,070	21,439	63,227	34,890
Add: Stock compensation charges	7,610	7,339	16,128	18,617
Add: Employee termination costs	—	—	2,772	3,920
Add: Global Draw earn-out employee bonus accrual	1,670	—	3,446	—
Add: Division President retirement	930	—	930	—
Add: California Horse Race Board resolution	700	—	700	—
Add: Early extinguishment of debt	2,960	(1,756)	2,960	(4,044)
Add: Lottery Systems Mexico legal costs	—	—	—	900
Add: Property tax settlement	—	1,005	—	1,005
Add: Gain on forward foreign exchange contract	—	—	—	(718)
Add: Imputed interest in convertible debt	3,261	2,784	6,522	5,934
Non-GAAP net income before income tax expense	55,201	30,811	96,685	60,504
Non-GAAP income tax expense	17,394	6,546	30,383	15,209
Non-GAAP adjusted net income	$37,807	$24,265	$66,302	$45,295

Diluted non-GAAP adjusted net income per share	$0.40	$0.26	$0.70	$0.48
Diluted GAAP net income (loss) per share	$0.27	$0.22	$0.45	$(0.05)
Weighted average number of shares used in per share calculations	94,420	93,959	94,473	93,773
Less: Diluted shares included in weighted average number of shares related to potential conversion of convertible debt	19	—	10	—
Non-GAAP weighted average number of shares used in per share calculations	94,401	93,959	94,463	93,773

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2009	2008	2009

Net income (loss)	$25,754	$20,346	$42,417	$(4,844)
Add: Income tax expense	12,316	1,093	20,810	39,734
Add: Depreciation and amortization expense	35,108	30,261	69,612	61,404
Add: Interest expense, net of other income or loss	19,895	20,570	37,090	35,174
EBITDA	93,073	72,270	169,929	131,468

Add: Employee termination costs	—	—	2,772	3,920
Add: Global Draw earn-out employee bonus accrual	1,670	—	3,446	—
Add: Division President retirement	930	—	930	—
Add: California Horse Race Board resolution	700	—	700	—
Add: Lottery Systems Mexico legal costs	—	—	—	900
Add: Property tax settlement	—	1,005	—	1,005
Add: Stock compensation charges	7,610	7,339	16,128	18,617
Adjusted EBITDA	$103,983	$80,614	$193,905	$155,910

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO SEGMENT ADJUSTED EBITDA

(Unaudited, in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2009	2008	2009

Printed Products Group operating income	$37,047	$28,351	$68,169	$52,105
Add: Depreciation and amortization expense	9,476	8,200	19,452	15,879
Printed Products Group EBITDA	46,523	36,551	87,621	67,984

Add: Printed Products Employee termination costs	—	—	2,772	2,016
Add: Stock compensation charges	724	780	1,205	1,738
Adjusted Printed Products Group EBITDA	$47,247	$37,331	$91,598	$71,738

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2009	2008	2009

Lottery Systems Group operating income	$8,763	$10,616	$12,400	$17,523
Add: Depreciation and amortization expense	15,382	10,698	30,356	21,430
Lottery Systems Group EBITDA	24,145	21,314	42,756	38,953

Add: Lottery Systems Division President retirement	930	—	930	—
Add: Lottery Systems Mexico legal costs	—	—	—	900
Add: Lottery Systems Employee termination costs	—	—	—	125
Add: Stock compensation charges	577	573	957	1,328
Adjusted Lottery Systems Group EBITDA	$25,652	$21,887	$44,643	$41,306

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2009	2008	2009

Diversified Gaming Group operating income	$10,434	$2,138	$17,423	$3,252
Add: Depreciation and amortization expense	9,970	11,193	19,255	23,750
Diversified Gaming Group EBITDA	20,404	13,331	36,678	27,002

Add: Global Draw earn-out employee bonus accrual	1,670	—	3,446	—
Add: California Horse Racing Board resolution	700	—	700	—
Add: Diversified Gaming Employee termination costs	—	—	—	433
Add: Property tax settlement	—	1,005	—	1,005
Add: Stock compensation charges	370	553	675	1,316
Adjusted Diversified Gaming Group EBITDA	$23,144	$14,889	$41,499	$29,756

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CALCULATION OF FOREIGN EXCHANGE IMPACT ON TOTAL REVENUES

(Unaudited, in thousands)

	Three Months Ended June 30, 2009
	Printed	Lottery	Diversified
	Products	Systems	Gaming
	Group	Group	Group	Totals

Total revenues	$114,946	$59,078	$51,004	$225,028
Impact of foreign exchange rates	4,718	2,629	8,119	15,466
Adjusted total revenues	$119,664	$61,707	$59,123	$240,494

	Six Months Ended June 30, 2009
	Printed	Lottery	Diversified
	Products	Systems	Gaming
	Group	Group	Group	Totals

Total revenues	$229,613	$125,015	$101,090	$455,718
Impact of foreign exchange rates	9,866	4,463	15,902	30,231
Adjusted total revenues	$239,479	$129,478	$116,992	$485,949

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CALCULATION OF FREE CASH FLOW

(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2009	2008	2009

Net cash provided by operations	$70,727	$80,138	$106,443	$130,513

Less: Capital expenditures	(4,382)	(5,254)	(8,062)	(6,019)
Less: Wagering systems expenditures	(38,546)	(17,637)	(85,146)	(31,750)
Less: Other intangible assets and software expenditures	(10,928)	(10,826)	(21,959)	(18,351)
Total Capital Expenditures	$(53,856)	$(33,717)	$(115,167)	$(56,120)

Free cash flow	$16,871	$46,421	$(8,724)	$74,393

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

Key Performance Indicators
(Unaudited, in thousands)

	Three Months Ended June 30,				Six Months Ended June 30,
	2008		2009		2008		2009

Revenues:
Domestic	$196,051			$149,079		$366,626		$294,263
International	109,919		75,949		196,350		161,455
	$305,969			$225,028		$562,976		$455,718

Select market instant ticket retail revenues:
Italy - Gratta e Vinci	EUR	2,397,000	EUR	2,366,000	EUR	4,874,000	EUR	4,965,000
China - China Sports Lottery	RMB	3,420,000	RMB	4,670,000	RMB	3,820,000	RMB	7,450,000

Terminal installed base at end of period:
Global Draw	14,392		15,957		14,392		15,957
Games Media	457		2,312		457		2,312

Average terminal installed base during period:
Global Draw	14,041		15,798		13,724		15,337
Games Media	402		2,097		348		1,883